                                                                     Exhibit 1.2

                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

               (A joint stock limited company incorporated in the
               People's Republic of China (the "PRC") with limited
                                   liability)
                                (Stock code: 670)

                           FIRST QUARTERLY REPORT 2005

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    This announcement is made by China Eastern Airlines Corporation Limited (the
    "Company") pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

    The financial statements of the Company for the first quarter of 2005 were not audited, and were prepared in accordance with the PRC Accounting Regulations.
--------------------------------------------------------------------------------

1.   IMPORTANT NOTICE

     This announcement is made by the Company pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

     This quarterly report was prepared in accordance with the regulations as prescribed by the China Securities Regulatory Commission in relation to disclosure of information in quarterly reports for listed companies, and is published simultaneously in Shanghai and Hong Kong. The financial statements of the Company for the first quarter of 2005 were not audited, and were prepared in accordance with the PRC Accounting Regulations.

     The board of directors of the Company (the "Board") hereby confirms that the information set out in this report does not contain any false information, misleading statement or material omission, and accepts joint and several responsibility for the truthfulness, accuracy and completeness of the contents of this report.

     This quarterly report was considered and approved at the third ordinary meeting of 2005 of the Board. Mr. Ye Yigan, Director, was absent from the meeting with reason. Mr. Cao Jianxiong, Director, appointed Mr. Li Fenghua, Chairman of the Board, as his proxy to vote on his behalf.

     Mr. Li Fenghua, Chairman of the Board, Mr. Luo Chaogeng, President of the Company, Mr. Luo Weide, Chief Financial Officer, Mr. Jia Shaojun, General Manager of the Financial Department and officer-in-charge of the accounting department, hereby represent that the financial report forming part of this quarterly report is true and complete.

2.   BASIC PARTICULARS OF THE COMPANY

     2.1  Basic Company information

          Abbreviation:                      Eastern Airlines
          Code:                              600115 (A Share)
                                             670 (H Share)

          Secretary of the Board:            Luo Zhuping
          Telephone:                         8621-62686268

          Securities representative:         Lu Shaojun
          Telephone:                         8621-62686268-30928

          Contact address:                   2550, Hongqiao Road
                                             Shanghai
                                             The People's Republic of China
          Facsimile:                         8621-62686116
          e-mail address:                    ir@ce-air.com

     2.2  Financial information

          2.2.1 Main accounting data and financial indicators


                                                                                         INCREASE/DECREASE
                                                                                            BETWEEN END OF
                                                         END OF              END OF   REPORTING PERIOD AND
                                               REPORTING PERIOD           LAST YEAR       END OF LAST YEAR
                                                          (RMB)               (RMB)                    (%)

                Total assets                  43,960,318,202.21   41,395,604,675.45                   6.20
                Shareholder equity
                 (excluding that of
                 minority
                 shareholders)                 5,848,500,995.76    5,798,174,364.53                   0.87
                Net assets per share                       1.20                1.19                   0.84
                Adjusted net assets per share            1.1312              1.1209                   0.92



                                                                       BEGINNING OF      INCREASE/DECREASE
                                                                     YEAR TO END OF           BETWEEN THIS
                                                                   REPORTING PERIOD   REPORTING PERIOD AND
                                               REPORTING PERIOD          (JANUARY -        THE SAME PERIOD
                                                     (JANUARY -              MARCH)          LAST YEAR (%)
                                                         MARCH)

                Net cash flow from operating
                 activities                      614,744,009.02      614,744,009.02                  92.91
                Earnings per share                       0.0104              0.0104                 -81.99
                Yield on net assets                       0.87%               0.87%        Decreased 4.18%
                Yield on net assets net of
                 non-recurring loss or                    0.51%               0.51%        Decreased 2.43%
                 gain

                Non-recurring loss gain
                 items (January - March)                               Amount (RMB)


                Subsidy income                                        18,144,593.07
                Non-operating income                                   5,857,689.58
                Non-operating expenses                                 3,426,877.12
                Total                                                 20,575,405.53

          2.2.2 Profit statement

                PROFIT STATEMENT (JANUARY - MARCH)
                UNIT: RMB

                                                                    THIS PERIOD                         CORRESPONDING PERIOD
                                                                 (JANUARY - MARCH)                  OF LAST YEAR (JANUARY - MARCH)
                ITEM                                      CONSOLIDATED      PARENT COMPANY        CONSOLIDATED       PARENT COMPANY


                1.  Revenue from main operations      4,795,191,634.34    3,748,364,254.49    4,377,000,518.69     3,466,453,052.64
                    Less: Main operation cost         4,010,169,517.05    3,108,783,244.42    3,552,525,727.61     2,893,533,168.49
                          Business taxes and
                           additional                   111,901,355.07       82,116,479.65      114,333,626.91        88,338,308.78

                2.  Profit from main operations
                     (deficit shown in negative)        673,120,762.22      557,464,530.42      710,141,164.17       484,581,575.37

                    Add:  Other operating profit
                           (deficit shown in
                           negative)                    163,867,110.60       76,757,514.11      126,956,809.80        89,052,640.53
                    Less: Operating expenses            336,756,700.76      293,420,202.51      272,951,709.80       242,340,335.44
                          General and
                           administration
                           expenses                     244,972,331.69      186,644,805.79      213,001,008.50       163,433,227.36
                          Financial expenses            193,496,661.38      169,876,586.33      172,939,188.15       158,365,718.53

                3.  Profit from operations
                     (deficit shown in negative)         61,762,178.99      -15,719,550.10      178,206,067.53         9,494,934.57
                    Add:  Investment income
                           (deficit shown in
                           negative)                      3,817,594.74       52,687,799.33        8,854,843.98       106,644,070.95
                          Subsidy income                 21,346,580.08       21,346,580.08       55,399,524.91        55,399,524.91
                          Non-operating income            6,891,399.50          433,048.31        9,078,185.22       107,498,463.22
                    Less: Non-operating expenses          4,031,620.14        4,018,051.95        1,555,833.78         1,295,034.11

                4.  Total profit
                     (deficit shown in negative)         89,786,133.17       54,729,825.67      249,982,787.86       277,741,959.54
                    Less: Income tax                     20,395,915.99       16,500,000.00       25,001,404.02
                          Gain or loss of
                           minority shareholders         18,960,074.80                           40,954,059.34

                5.  Net profit (deficit
                     shown in negative)                  50,430,142.38       38,229,825.67      184,027,324.50       277,741,959.54

     2.3 The total number of the Company's shareholders as at the end of the reporting period was 112,701.

          Shareholding of the 10 largest holders of listed shares outstanding

                                                                        Number of listed
                                                                      shares outstanding       Class (A, B, H
          Name of shareholders (in full)                          held at the end of the    Shares or others)
                                                                                  period

          1    HKSCC NOMINEES LIMITED                                      1,485,465,163             H Shares
          2    (NAME IN CHINESE)                                               4,515,791             A Shares
          3    HSBC NOMINEES (HONGKONG) LIMITED                                3,992,000             H Shares
          4    HSBC NOMINEES (HONGKONG) LIMITED
                {A/C BR-9}                                                     3,000,000             H Shares
          5    China Everbright Bank Company Limited -
                (NAME IN CHINESE)                                              2,353,179             A Shares
          6    HSBC NOMINEES (HONGKONG) LIMITED
                {A/C BR-43}                                                    2,256,000             H Shares
          7    HSBC NOMINEES (HONGKONG) LIMITED
                {A/C BR-41}                                                    2,122,000             H Shares
          8    HSBC NOMINEES (HONGKONG) LIMITED
                {A/C BR-42}                                                    2,000,000             H Shares
          9    Industrial and Commercial Bank of China -
                (NAME IN CHINESE)                                              1,999,999             A Shares
          10   China Construction Bank -                                       1,742,643             A Shares
                (NAME IN CHINESE)


3.   DISCUSSION AND ANALYSIS OF MANAGEMENT

     3.1 Brief analysis of the Company's overall operational activities during the reporting period

          For the first quarter of 2005, the Company completed an aggregate of 1,037 million tonne-kilometres in traffic-turnover, an increase of 11.17% over the same period of last year; the number of passengers carried was 4,056 thousand persons, an increase of 3.31% over the same period of last year; the occupancy rate was 62.53%, an increase of 0.64% over the same period of last year; the total quantity of cargoes and mails carried was 159.3 thousand tones, an increase of 9.68%; the total flying hours were 87.9 thousand, an increase of 3.52% over the same period of last year. In the first quarter, the revenue from the Company's main operations was approximately RMB4,795 million, the profit from the Company's main operations was approximately RMB673 million and the net profit was approximately RMB50 million. The operating cost has increased due to the fact that the steady market demand for passenger and cargo flights were met by surging prices of aviation fuel both domestic and abroad.

     3.2 Information on the principal industry or products which accounted for more than 10% of the total of the revenue or profit from the Company's main business

          INDUSTRY                             REVENUE FROM MAIN          COST OF MAIN        GROSS
                                                        BUSINESS              BUSINESS       MARGIN
                                                           (RMB)                 (RMB)          (%)
                                                       UNAUDITED             UNAUDITED

          Transport revenue                     4,770,247,254.98      3,988,733,431.15        16.38
          Of which: connected transactions                     0            68,000,000



                                                          By order of the Board
                                                          CHINA EASTERN AIRLINES
                                                            CORPORATION LIMITED
                                                                 LI FENGHUA
                                                          Chairman of the Board


The Board as at the date hereof comprises of:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
28th April, 2005

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